Exhibit 99.1
Final Transcript
Conference Call Transcript
DWSN — Q3 2011 Dawson Geophysical Co Earnings Conference Call
Event Date/Time: Jul 26, 2011 / 02:00PM GMT

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Final Transcript
Jul 26, 2011 / 02:00PM GMT, DWSN — Q3 2011 Dawson Geophysical Co Earnings Conference Call
CORPORATE PARTICIPANTS
Steve Jumper
Dawson Geophysical Co. — President, CEO
Christina Hagan
Dawson Geophysical Co. — EVP, CFO
CONFERENCE CALL PARTICIPANTS
Collin Gerry
Raymond James & Associates — Analyst
Veny Aleksandrov
Pritchard Capital Partners — Analyst
Sadjen Shaw
Cuette Provon — Analyst
PRESENTATION
Operator
Good morning. My name is Tiffany, and I will be your conference operator today. At this time, I would like to welcome everyone to the Dawson Geophysical Third Quarter Conference Call.
All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator instructions)
I would now like to turn the conference over to Steve Jumper. Please go ahead, sir.
Steve Jumper — Dawson Geophysical Co. — President, CEO
Well, thank you, Tiffany.
Good morning, and welcome to Dawson Geophysical Company’s Third Quarter of 2011 Earnings and Operations Conference Call. As Tiffany said, my name is Steve Jumper, President and CEO of the Company. Joining me on the call are Christina Hagan, Executive Vice President and Chief Financial Officer; Decker Dawson, Chairman and Founder of the Company; and Ray Tobias, Executive Vice President and Chief Operating Officer.
Today’s call will be presented in three segments. Following opening remarks, Chris will discuss our financial results. I will then return for an operations update, then open the call for questions. The call is scheduled for 30 minutes, and we will not provide any guidance, as we have [done] in the past.
At this point, I’ll turn control of the call over to Chris Hagan, our CFO, to discuss our financial results.
Christina Hagan — Dawson Geophysical Co. — EVP, CFO
Thank you, Steve.
During this conference call, we will make references to EBITDA, which is a non-GAAP financial measure. A reconciliation of the non-GAAP measure to the applicable GAAP measure can be found in our current earnings release, a copy of which is located on our website, www.Dawson3D.com.

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Final Transcript
Jul 26, 2011 / 02:00PM GMT, DWSN — Q3 2011 Dawson Geophysical Co Earnings Conference Call
As you know, Dawson and TGC Industries have entered into a definitive merger agreement in which, subject to the terms and conditions set forth in the merger agreement, Dawson will acquire TGC in a tax-free stock-for-stock transaction.
Dawson filed with the Securities and Exchange Commission a registration statement on Form S-4 that included a joint proxy statement of Dawson and TGC that also constitutes a prospectus of Dawson. Investors and security holders are urged to read the joint proxy statement prospectus as amended, filed with the SEC, which can be obtained free from the SEC’s website, www.SEC.gov, and from the Company’s website.
Dawson and TGC, their Directors, Executive Officers, and certain members of management and their employees may be considered participants in the solicitation of proxies from the shareholders in connection with the proposed transaction. This is described further in the proxy statement prospectus filed with the SEC.
Today we reported revenues of $98,033,000 for the quarter ending June 30, 2011, our third quarter of fiscal 2011, compared to $61,178,000 for the same quarter in fiscal 2010, an increase of 60%.
Net income for the third quarter of fiscal 2011 was $334,000, compared to a net loss of $1,019,000 for the same quarter of fiscal 2010.
Earnings per share for the third quarter of fiscal 2011 were $0.04, compared to a loss per share of $0.13 for the third quarter of fiscal 2010.
EBITDA for the third quarter of fiscal 2011 was $8,821,000, compared to $5,591,000 in the same quarter of fiscal 2010, an increase of 58%.
For the nine months ended June 30, 2011, we reported revenues of $249,023,000 compared to $146,093,000 for the nine months ended June 30, 2010, an increase of 70%.
Net loss for the period decreased to $6,190,000 in 2011 from $7,941,000 in 2010.
Loss per share for the first nine months of fiscal 2011 was $0.79 compared to a loss per share of $1.02 for the first nine months of fiscal 2010.
EBITDA for the first nine months of fiscal 2011 increased to $14,939,000 compared to $7,868,000 in the same period of fiscal 2010, an increase of 90%.
Revenues in the third quarter and first nine months of fiscal 2011 increased significantly over the same period in fiscal 2010 due to an increase in active crew count to 14 working crews, including the two formerly provisional crews added during the second fiscal quarter and significantly higher third party charges, which constituted one-half of the growth in revenues during these periods.
The third party charges are related to the Company’s use of helicopter support services, specialized survey technologies, and dynamite energy sources/scenarios with limited access, such as the Appalachian Basin, Oklahoma, East Texas, and Arkansas. We are reimbursed for these expenses by our clients.
Our third quarter and nine-month results also included approximately $1,465,000 and $2,421,000, or $0.19 per share and $0.31 per share, respectively, of expenses related to its previously announced merger with TGC Industries and respective increases of $884,000 and $2,579,000 of depreciation charges related to the Company’s continued investment in new recording equipment and energy source units.
During the third fiscal quarter, the Company’s Board of Directors approved a $5 million increase to the Company’s capital budget and approved the purchase of the previously leased OYO GSR equipment, bringing the total amount of the fiscal 2011 capital budget to $61,918,000. To date, $56,264,000 of the capital budget has been spent primarily to purchase a 2,000-station OYO GSR four-channel recording system, along with three component geophones, 24,850 single-channel OYO GSR recording boxes, additional conventional geophones, cable for existing systems, vehicles to improve our fleet, and 10 INOVA vibrator energy source units. The remaining balance of the capital budget will be used for maintenance capital purposes.
Steve?
Steve Jumper — Dawson Geophysical Co. — President, CEO

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Final Transcript
Jul 26, 2011 / 02:00PM GMT, DWSN — Q3 2011 Dawson Geophysical Co Earnings Conference Call
Thank you, Chris.
To start, our third quarter highlights include a 60% increase in revenues from $61,178,000 in the third quarter of 2010 to $98,033,000 in the third quarter of 2011
A 58% increase in EBITDA for the third quarter of fiscal 2011 was 8.8 million compared to 5.591 million in the year-ago quarter.
Net income of $334,000, or $0.04 per share, compared to a net loss of $1,019,000, or $0.13 per share, the same comparable year-ago quarter.
We purchased 14,850 channels of OYO GSR equipment previously held under lease.
We increased EBITDA from 1.219 million in the second quarter of fiscal 2011 to 8.821 million in the third quarter of fiscal 2011.
We increased net income from a loss of 4.857 million in the second quarter of fiscal 2011 to a net income of 334,000, and we maintain an order book that has reached its highest level since 2008.
Strong commodity prices, combined with increasing seismic activity across the US, fueled our third quarter growth. Demand for services was particularly strong in the Eagle Ford, the Bakken, the Niobrara, and the Avalon liquids rich oil shale.
From a natural gas perspective, exploration activity remains relatively strong in the Marcellus, the Barnett, and the Haynesville Shale.
The increase in activity and demand drove our decision to fully deploy two additional seismic data acquisition crews to better serve our clients’ needs and timing demands. The added crews, combined with improved efficiencies and an expanded order book, have further increased short-term utilization rates. With a total of 14 crews working and all of our reporting channels fully deployed, we operate in virtually every major oil and gas shale across the lower 48 states.
During the quarter, we exercised the purchase option of the 14,850 OYO GSR channels leased in March. The purchase of approximately 16.9 million was financed through a term note payable in 2013 — excuse me, 2014. The financed amount was approximately 16.4 million.
The effect of the conversion of the lease to a purchase was an increase in depreciation charges of approximately $0.02 per share per month and a decrease in lease expense of approximately $0.06 per share per month as it compared to March.
I would note that we have the full amount of our $20 million available to us under our revolving line of credit.
Upon the completion of this purchase, we now own 40,850 OYO GSR channels, all of which are fully deployed.
As Chris mentioned in her remarks, we incurred approximately $0.19 per share of expenses related to our proposed transaction with TGC industries during the quarter.
In addition, we incurred higher-than-anticipated increases in operating expenses for the quarter, primarily in equipment repair resulting from operational difficulties in the first and second quarters and an increase in fuel costs.
Although our contracts are cancelable on short notice and project subject to delays due to permitting and weather constraints, our order book is sufficient to fully sustain work for all 14 crews throughout the remainder of 2011, and it’s presently at levels not seen since the heights of the oil and natural markets in 2008.
Pricing and contract terms are showing continued improvement. With the continued improvement in pricing and contract terms comes increased efficiencies, which allows us to better serve our clients.
On March 20 of this past year, we entered into a definitive agreement with TGC Industries to combine with TGC in a tax-free stock-for-stock transaction.
We are continuing to work to move toward closing the merger as we believe the combination of resources and equipment of the two companies, expanded (inaudible) base and improved operational logistics will add value to our clients, employees, and to Dawson and TGC shareholders.

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Final Transcript
Jul 26, 2011 / 02:00PM GMT, DWSN — Q3 2011 Dawson Geophysical Co Earnings Conference Call
Additional details of the proposed transaction are outlined in a press release issued on March 21, 2011, which you can find on our website, www.Dawson3D.com.
Continued increase in exploration activity on behalf of our clients throughout the lower 48 states has fueled our growth and improved results.
We added two seismic crews during 2011.
We’ve increased short-term utilization rates through improved efficiencies and expanded backlog, order book, and we expanded the average channel count per crew.
We have made great progress as an industry and in particular as a company in terms of outlook, performance, and demand for land seismic data acquisition services in the lower 48 United States.
While we are pleased with our results, we believe there is tremendous up side as we have not yet met our expected potential to improve efficiencies, revenue generation, and margin improvement.
We are excited about our pending merger with TGC, which provides the right combination of resources and equipment to best serve our oil and natural gas clients and our employees and to enhance shareholder value at both Dawson and TGC.
In closing, it is our intention to continue to operate with a conservative financial structure, remain loyal to our employees and shareholders, while continuing to focus on helping our trusted clients find oil and gas.
I would note that we are extremely proud of the hard work that our employees have put forth and their perseverance to this prior two-year downturn that we’ve been experiencing in our industry.
And with that, Operator, we are ready for questions.
QUESTION AND ANSWER
Operator
(Operator instructions)
Your first question is from the line of Collin Gerry of Raymond James.
Collin Gerry — Raymond James & Associates — Analyst
Well, I want to focus in on something you mentioned in your press release and you also said it on the call. You mentioned the word “tremendous upside,” and that sounds bullish from you. And knowing you in the past, I haven’t heard you talk like that.
So you speak of that in terms of efficiency gains and margins improvements for the potential going forward. I wonder if you could maybe walk us through kind of specifically what that means. I mean is it less downtime in between jobs? Is it more crew utilization while on jobs? I mean are there any — like what are the specific mechanical issues that get you there?
Steve Jumper — Dawson Geophysical Co. — President, CEO
Well, Collin, first, I would comment that what gives me a lot of excitement about the potential going forward is just the strength of the demand out there. It seems to be increasing, and we’ve opened up these oil shales, and we’re opening up regions that — quite honestly, we’ve been talking about it for several quarters now, that there’s some upside in these Western oil shales just based on the fact that they’ll go more vibrator, they’ll go less dynamite, as a general rule.

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Final Transcript
Jul 26, 2011 / 02:00PM GMT, DWSN — Q3 2011 Dawson Geophysical Co Earnings Conference Call
Land ownership positions are much larger, so the permitting issues, while still difficult, are not what you would face in the Eastern part of the US, particularly in the natural gas shale plays, where you’ve got land ownership positions that are very small, a lot of permits to get, and a lot of difficulty in getting those permits.
We’re going to still have activity in those regions, but the Mid-Continent to the Western US, we can just see some real efficiencies and improvement coming just from a daily production level, which somewhat softens a little bit on the pricing issue.
You have — as a general rule, you’re going to have somewhat less exposure to weather. That’s not always going to be a true statement, but as a general rule, the weather downtime should be less, so the fact that the order book is strengthening, we’re getting projects in-house that are various sizes. The mobilizations back and forth across the country appear like they’re going to reduce, and we’re in areas where using vibrators we can increase crew efficiency.
We’ve brought the two OYO systems on the play — fully utilized and higher channel counts. We’re understanding how to utilize that equipment better, and we’re seeing improved efficiencies on those crews.
The cable-based system, the channel counts continue to get higher, and so now we’re operating three or four crews that are channel counts in excess of 10,000 on the cable-based equipment, which, for the most part, appears to be areas where the cable equipment’s going to work just fine.
Now, we have experienced some difficulties in certain areas with high channel counts, a lot of road traffic, a lot of operational issues, but when you just go back and you look over the last few quarters at the overall utilization rate and what the potential would be, it gives me a lot of excitement about the upside.
We’re still subject to the same things we’ve always been subject to. I mean permit delays are still going to be there. Weather issues are still going to be there. Operational issues are still going to be there. But we’re getting a much better handle, I think, going forward on how to handle those issues, particularly in the West.
Collin Gerry — Raymond James & Associates — Analyst
That’s good color. You mentioned the kind of the trend towards more channels. How would those crews you mentioned in excess of 10,000 channels, I mean is that two times what it was in 2008? I mean I always kind of thought of a crew as kind of in the 3 to 5,000 or maybe 6 or 7,000 channels. Those just seem like really high numbers.
Steve Jumper — Dawson Geophysical Co. — President, CEO
Well, we’re operating about 160,000 channels, and we’ve got them spread over 14 operating units right now. And, of course, we’ve talked about this in the past, that crew count’s not necessarily are going to be the measure going forward. It’s going to be more channel count utilization. But we’re operating one — if you go back in time, I would say that we’ve seen increases of an average 2,000 per crew up to an average of 7 to 8,000 over a 15-year period.
We currently have about 18,000 channels on one cable-based system. We have two cable-based systems that are about 10 or 11,000. We have a couple of RSR crews that are 9 or 10,000. We’ve got 14,000 on one OYO crew. We’ve got 10,000 on another OYO crew. So as we’ve talked about in the past, I just don’t see any change in channel count demand other than it’s going to continue to go up.
Now, with increased channel count, Collin, you bring into play increased efficiencies, better crew days, and there’s a balance or a shift in the type of work you’re doing. You’re going to more channels and more energy sources per square mile. You’re getting denser surveys. You’re getting higher resolutions. You’re providing a better product. There’s value added there. There’s upside to the crew efficiencies.
But handling large channel accounts continues to be an issue in our industry that I think we’re all learning how to do. You’re either dealing with a whole lot of wire on the ground, which you can have good days and you can have bad days with wires, or you’re handling an awful lot of cableless equipment that presents a logistical data management issue on the back side, both of which are manageable but both of which you just have to learn how to handle that.
Now, while you’ve got crews that have been an average of 5 to 6,000, 3 to 4, whatever the number was you threw out there, when you essentially double the size of those crews, there’s a learning curve on how that crew manages and handles higher channel counts.

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Final Transcript
Jul 26, 2011 / 02:00PM GMT, DWSN — Q3 2011 Dawson Geophysical Co Earnings Conference Call
So the upside is we’re still — part of the upside is we’re still learning, we’re still getting better at it, and we’re becoming more efficient. We’ve got to get fully priced in to what the downtime issues are and fully priced into what the expenses are. We’ve always talked about this in years past, and our industry, because of the delay time, we’re always behind the pricing curve a little bit. And I think we’re still there to a certain degree. I don’t think we’re fully priced in to equipment downtime and damage issues, but we certainly have a long way to go in terms of channel count.
The other thing that we’re starting to see a lot more of, Collin, is we’re starting to see more utilization of our four-channel OYO gear, where we’re utilizing it as either a four-channel GSR conventional system with cables, but we’re also seeing quite a bit of usage of using the three component phones and getting more multi-component data in many of these oil-rich basins that we’ve been working in. So we’re starting to see a pick-up in some of the multi-component utilization of the equipment, as well.
Collin Gerry — Raymond James & Associates — Analyst
All right. That’s great color. Thanks a bunch, and congrats on a strong quarter.
Steve Jumper — Dawson Geophysical Co. — President, CEO
Well, thanks, Collin. Appreciate it.
Operator
Your next question is from the line of Veny Aleksandrov of Pritchard Capital Partners.
Veny Aleksandrov — Pritchard Capital Partners — Analyst
I have a question based on the number of crews and the new crew that you guys deployed. Now you have 14 and the channel count is great, but do you think two months, three months, you have 16 projects at the same time, do you still have enough people to deploy more crews?
Steve Jumper - Dawson Geophysical Co. — President, CEO
Veny, we took the channel count on the cable-based equipment that we had working in South Texas — if you recall, in our last quarter, we talked about replacing the equipment in East Texas, an OYO system, and we replaced some equipment in South Texas on the OYO equipment, and so that freed up quite a bit of cable-based equipment, which we then turned around and redeployed on two additional crews and disbursed some of that equipment out to the other cable-based systems.
I don’t see an expansion in crew count other than temporary expansions which would be utilization of idle equipment. Our channel count usage is very fluid, and so we can move equipment from crew to crew. We can upsize a crew from 5,000 to 10,000 channels and downsize it back to 7, and so we work — we’re very diligent on trying to manage the entire asset base, particularly in terms of channel count and energy sources, and those assets will be deployed across various platforms, whether it’s 14 crews or 15 or 13 as we move forward.
I mean there may be situations where we combine two to get channel count up, to get a project done, or there may be times that we split a 10,000-channel crew to get two 5,000 channels.
So I think we’re going to be in a very solid position here to meet what we see as a demand of our services or our order book as it sits right now going forward. If something big happens and something changes, as always, we’ll react to that, but I think from an equipment standpoint, I think we’re in a position where we can manage our order book quite well going forward.
Veny Aleksandrov — Pritchard Capital Partners — Analyst
Thank you.

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Final Transcript
Jul 26, 2011 / 02:00PM GMT, DWSN — Q3 2011 Dawson Geophysical Co Earnings Conference Call
And then Collin already asked the question for this one, but out of 14 crews working right now, you mentioned that you have (inaudible) with lowest pricing. Do you know how many of the 14 crews are still working on the contracts without pricing?
Steve Jumper - Dawson Geophysical Co. — President, CEO
Well, we’ve got one certainly right now that’s working on a project that was priced early part of — mid to early part of 2010. It’s been delayed by some weather issues back in the wintertime, and of course, they’re experiencing some weather trouble right now where they’re working.
And then we’ve got a couple of more projects that are not of any grand scale that I’m terribly worried about. We’ve got some smaller ones that we’re going to need to get and finish up, but I believe by 2000 — or by the end of the year, we should be through these projects that are difficult on us. We do have the one right now that is difficult, but we’ll get it done.
You know, Veny, the issue going forward is with fuel costs rising a little bit from where they’ve been and the amount of equipment we’re handling, there’s still quite a bit of work to do in terms of gaining efficiencies and getting back to where we were in the 2007/2008 range, but I certainly think or feel like it’s within sight.
Veny Aleksandrov — Pritchard Capital Partners — Analyst
Thank you so much.
Steve Jumper — Dawson Geophysical Co. — President, CEO
It is achievable, I should say.
Veny Aleksandrov — Pritchard Capital Partners — Analyst
Thank you. It seems like we’re on the right track. Thank you. I really appreciate it.
Steve Jumper — Dawson Geophysical Co. — President, CEO
Thank you, Veny.
Operator
(Operator instructions)
Your next question is from the line of [Sadjen Shaw] of [Cuette Provon].
Sadjen Shaw — Cuette Provon — Analyst
Just wanted to get an update on the deal. I wasn’t sure if you’d mentioned it earlier on. So just wanted to find out where the secondary request kind of stood, you know, the amended proxy said that you’re expecting the deal at the close, also, end of this quarter. Is there any kind of guidance for that? So are you expecting the deal to close by the end of September?
Steve Jumper — Dawson Geophysical Co. — President, CEO
No. We’re still in the HSR review. It’s ongoing, and we are responding to the government’s questions, and we are working through the SEC process, and as the merger agreement says, we haven’t — working toward closing this thing or getting the meeting later in August, but that’s really the only comment I could make on at this time.

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Final Transcript
Jul 26, 2011 / 02:00PM GMT, DWSN — Q3 2011 Dawson Geophysical Co Earnings Conference Call
Sadjen Shaw — Cuette Provon — Analyst
Okay. So is the process, the HSR process, is it moving forward? Is there any kind of hurdles that you kind of see, or this is more kind of a procedural—?
Steve Jumper — Dawson Geophysical Co. — President, CEO
All I can comment on is that the process is continuing, ongoing, and we are responding to the government’s questions.
Sadjen Shaw — Cuette Provon — Analyst
Okay. Just one last point. I know that there’s a significant shareholder hurdle, 80%, and so have you noticed any kind of shareholder dissent that would prevent this deal from being completed if all the approvals are in place on the regulatory side?
Steve Jumper — Dawson Geophysical Co. — President, CEO
You know, I don’t think I’m in a position to comment on that.
Sadjen Shaw — Cuette Provon — Analyst
Okay, fair enough. Thank you very much.
Operator
There are no further questions at this time. Presenters, do you have any closing remarks?
Steve Jumper — Dawson Geophysical Co. — President, CEO
Yes, Tiffany.
I would just like to thank everyone for listening in to the conference call.
Once again I would like to comment that we are extremely proud of our employees who have worked diligently over the last two years and persevered this downturn. We’re extremely grateful to them and will remain loyal to them.
Want to thank our clients for their continued support and trust and the relationships we’ve built, and I want to thank our shareholders for their continued support. We’re optimistic. We’re pleased about where we are, and we’re optimistic about the future of our industry, the future of the business, particularly in the lower 48.
We’re excited about our company and our proposed merger with TGC. We’ve done a whole — our industry’s done a lot of good work. We still have a lot of work left to do and still improvements to come forward, but we’re excited about it.
We will be presenting, I believe, in August at the oil and gas conference in Denver, the EnerCom Oil and Gas Conference, so there will be a webcast of that presentation. I believe it’s about August 14th or 15th, something like that.
And with that, I’ll close the call and look forward to hearing from all of you again in 90 days. Thank you.
Operator
This concludes today’s conference call. You may now disconnect.

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Final Transcript
Jul 26, 2011 / 02:00PM GMT, DWSN — Q3 2011 Dawson Geophysical Co Earnings Conference Call
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